Exhibit 10.5

RIGHT OF FIRST REFUSAL AND FIRST OFFER AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND FIRST OFFER AGREEMENT (this “Agreement”) dated as of the 12 day of July, 2011, is entered into by Comstock Homebuilding Companies, Inc., a Delaware corporation (“Comstock”), and BridgeCom Development I, LLC, a Delaware limited liability company (“BCD”).

RECITALS

WHEREAS, this Agreement is entered into in connection with the Potomac Yard Loan Agreement and the Penderbrook Commitment Letter (each defined below), which are being entered into by certain Affiliates of BCD, as lenders (collectively, the “Lenders”), and certain Subsidiaries of Comstock, as borrowers or guarantors;

WHEREAS, this Agreement also is entered into in connection with the Warrant and Registration Rights Agreement (each defined below), which are being entered into by BCD and Comstock; and

WHEREAS, Comstock’s execution and delivery of this Agreement is a material inducement and condition precedent to the Lenders’ agreement to enter into and perform their respective obligations under the Potomac Yard Loan Agreement and the Penderbrook Commitment Letter.

NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Certain Defined Terms. As used herein, the following terms have the following meanings set forth in this Section 1:

“Affiliate,” with respect to any Person, means any Person that directly, or indirectly through one or more intermediaries owns more than fifteen percent (15%) of, controls (including without limitation all executive officers and directors of such Person), is controlled by, or is under common control with, such Person or the spouse or children of such Person.

“Comstock Party” means and includes Comstock and any Subsidiary thereof. For the avoidance of doubt, “Comstock Party” does not include any Executive or any privately held company of any Executive.

“Comstock Services Opportunities” means contractual arrangements in which Comstock or an Affiliate thereof is providing services to third parties as a general contractor, construction manager, project manager, property manager, sales agent, or similar arrangement where neither Comstock nor any Affiliate thereof has an ownership, profits, or other participating interest.

“Expiration Date” means the earlier of (i) the date that each of Comstock (or its Subsidiaries) and BCD (or its Affiliates) has invested the sum of Twenty-Five Million

Dollars ($25,000,000) in Projects for which Project LLCs (as defined below) have been formed and Project LLC Agreements (as defined below) have been entered into pursuant to this Agreement, or (ii) the latest to occur of (a) July 12, 2014, (b) ninety (90) days following the date of repayment in full of all obligations owed to BCL Eclipse, LLC or any of its Affiliates pursuant to the Potomac Yard Loan Agreement, and (c) ninety (90) days following the date of repayment in full of all obligations owed to BCL Penderbrook, LLC or any of its Affiliates pursuant to the Penderbrook Loan Agreement.

“Improvements” means the improvements to be constructed in connection with any Project.

“Person” means any individual, general partnership, limited partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative, or association, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so admits.

“Penderbrook Commitment Letter” means that certain Commitment Letter dated of even date herewith delivered by Comstock Penderbrook, L.C. to SunBridge Manager, LLC.

“Penderbrook Loan Agreement” means any definitive loan agreement entered into with respect to the loan described in the Penderbrook Commitment Letter, as such loan agreement may be modified, amended, restated and/or extended from time-to-time.

“Potomac Yard Loan Agreement” means that certain Loan Agreement, of even date herewith, by and among BCL Eclipse, LLC, as lender, Comstock Potomac Yard, L.C., as borrower, and certain Affiliates of Comstock Potomac Yard, L.C., as guarantors, as such agreement may be modified, amended, restated and/or extended from time-to-time.

“Preliminary Project Budget” means a preliminary project budget for the development, construction, marketing and sale or leasing of the Improvements for a Project, including an estimate of all identified costs including appropriate contingency reserves expected to be incurred in connection with the acquisition, planning, development, construction, leasing and/or sale and operation of the Project until all portions and phases thereof are fully developed and leased.

“Project” means an investment in a Project Opportunity that is undertaken by BCD and Comstock (or any of their respective Affiliates) through a Project LLC.

“Project Opportunity” means any and all material corporate opportunities identified for investment by any Comstock Party, and for the avoidance of doubt includes without limitation (a) any for-sale residential or for-rent multi-family project in Washington DC metropolitan statistical area and (b) any other corporate or business opportunity or venture with a projected aggregate investment (excluding senior secured loans from commercial banks at market terms but including equity, mezzanine debt, or payments to directors or offers as compensation for personal guarantees or any combination thereof) equal to or greater than $1,000,000. Notwithstanding the foregoing, each of the following shall not constitute a Project Opportunity: the project owned by Comstock Cascades II, L.C. (except for the right of BCL Eclipse, LLC, or its Affiliate, to re-

purchase all of the Class B Units in Comstock Cascades II, L.C. and admit BCL Eclipse, LLC, or its Affiliate, as a member thereof, as further provided in the Potomac Yard Loan Agreement, Emerald Farm, The Eclipse/Potomac Yard, Penderbrook; the project owned by New Hampshire Avenue Ventures, L.C. (except as provided in the Potomac Yard Loan Agreement); the project owned by W Street Ventures, L.C. (except as provided in the Potomac Yard Loan Agreement); and Comstock Services Opportunities.

“Registration Rights Agreement” means that certain Registration Rights Agreement, of even date herewith, by and among BCD and Comstock, as such agreement may be modified, amended, restated and/or extended from time-to-time.

“Subsidiary” means and includes, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (a) if a corporation, (i) a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned by such Person or (ii) such Person controls the corporation (including without limitation by contract or by provisions in such corporation’s charter or bylaws), in either case, directly or indirectly through one or more other Subsidiaries of such Person, or (b) if a partnership, limited liability company, association or other business entity, (i) a majority of the partnership interests, membership interests or other similar ownership interests thereof is at the time owned by such Person or (ii) such Person controls (including without limitation by contract or by provisions in such entity’s organizational documents), in either case, directly or indirectly through one or more other Subsidiaries of such Person, such partnership, limited liability company, association or other business entity.

“Warrant” means that certain Warrant, of even date herewith, by and among BCD and Comstock, as such Warrant may be modified, amended, restated and/or extended from time-to-time.

2. Right of First Refusal and First Offer on Project Opportunities. Commencing on the date hereof and continuing until the Expiration Date, Comstock shall not, and shall cause each other Comstock Party not to, (i) invest or participate in any Project Opportunity, (ii) agree to invest or participate in any Project Opportunity (other than non-binding Letters of Intent (as defined in Section 3(a)) or option contracts with customary feasibility study and termination provisions) or (iii) enter into any binding contract or other definitive agreement regarding investment or participation in any Project Opportunity except for usual and customary agreements required to evaluate the feasibility of a Project Opportunity ((i) through (iii) above are each a “Transaction”), without first having complied with all of the provisions of this Section 2.

(a) Notice of Project Opportunity.

(i) Project Opportunity Notice. Within three (3) business days following receipt by any Comstock Party of a fully executed Letter of Intent with respect to a

Project Opportunity, Comstock shall deliver written notice to BCD of such Project Opportunity, which shall include the location and a description of the Project Opportunity (each, a “Project Opportunity Notice”).

(ii) Acceptance Notice; Rejection Notice. Within five (5) business days following BCD’s receipt of a Project Opportunity Notice, BCD shall deliver written notice to Comstock that acknowledges receipt of such Project Opportunity Notice and either (x) agrees to accept delivery of further information regarding such Project Opportunity (an “Acceptance Notice”) or (y) declines to accept delivery of further information regarding such Project Opportunity (a “Rejection Notice”); provided that if BCD fails to timely deliver either an Acceptance Notice or a Rejection Notice in response to a Project Opportunity Notice, it will be deemed to have timely delivered a Rejection Notice in response to such Project Opportunity Notice. From and after Comstock’s receipt or deemed receipt of a Rejection Notice, the Project Opportunity to which such Rejection Notice relates shall not be subject to this Agreement (including without limitation Section 5(a)).

(iii) Delivery of Information. Within five (5) business days following Comstock’s receipt of an Acceptance Notice, Comstock shall deliver to BCD a copy of the executed Letter of Intent with respect to such Project Opportunity and the following information: (i) estimated acquisition and development costs; (ii) structure of anticipated financing; (iii) estimated project construction costs and time frame for completion and return profile; (iv) availability of governmental approvals; (v) anticipated competition in the market; (vi) any unusual construction or development conditions; and (vii) any other information material to the Project Opportunity (collectively, the “Project Opportunity Information”).

(b) Investment Offer. Within thirty (30) days after delivery of the Project Opportunity Information by Comstock to BCD, Comstock shall, prior to Comstock or any other Comstock Party engaging in a Transaction with respect to such Project Opportunity, deliver a written offer to BCD (each such offer, an “Investment Offer”) to invest in such Project Opportunity, with each of Comstock (or such other Comstock Party) and BCD (or its Affiliate) committing fifty percent (50%) of any equity required to be invested in the Project that is the subject of the Project Opportunity; provided, however, that if Comstock desires to commit less than fifty percent (50%) of the equity required to be invested in such Project Opportunity, then BCD shall have the exclusive right, in its sole discretion, to (i) permit Comstock to commit such lesser amount and (ii) make up for such shortfall by investing in excess of fifty percent (50%) of the required equity for such Project Opportunity (the “Equity Shortfall Contribution”). BCD’s (and any of its Affiliates’) Equity Shortfall Contribution in any Project will be superior to Comstock’s (and any other Comstock Parties’) equity investment in such Project in respect to rights to receive distributions. All other rights, including without limitation, allocations of profits and losses and rights to participate in the management and governance of the Project LLC (defined below) formed for such Project shall be negotiated in good faith, all of which are collectively referred to herein as the “Investment Terms”). In addition, any third party investment made in a Project, and the terms and conditions thereof, shall be subject to BCD’s prior written approval.

(c) Preliminary Approval. BCD shall have a period of fifteen (15) days after receiving an Investment Offer pursuant to Section 2(b) to indicate preliminarily, by delivery of written notice to Comstock (a “Preliminary Approval Notice”), and in its sole discretion, whether BCD is interested in participating in the Project Opportunity. If BCD does not deliver its Preliminary Approval Notice within such time period, then for a period of ninety (90) days after the expiration of such time period, any Comstock Party shall be permitted to invest in the Project Opportunity or offer the Project Opportunity to other parties on the same terms and conditions (including without limitation the same Investment Terms, as defined in Section 2(b)) as were proposed to BCD without participation in such Project Opportunity by BCD. If an investment in the Project Opportunity is not consummated by a Comstock Party on such same terms and conditions and within such ninety (90) day period, no Comstock Party may thereafter invest in the Project Opportunity or offer the Project Opportunity to other parties without again complying with the provisions of this Section 2.

(d) Due Diligence. If BCD delivers its Preliminary Approval Notice to Comstock within the required fifteen (15)-day period, then Comstock shall provide BCD with a complete due diligence package with respect to the Project Opportunity, which shall contain, at a minimum, the following information (the “Due Diligence Information”):

(i) the plans and specifications for the development of the Project, as soon as available;

(ii) the Preliminary Project Budget, which shall include a cash flow projection;

(iii) a market analysis of the market rents or sale prices, as the case may be, for comparable units in the area of the Project, the trend in rental rates or sale prices, new units being constructed and the general condition and trends in the market place for the area where the Project is located;

(iv) the anticipated terms of the financing to be provided to the Project LLC, which in any event shall be absolutely and unconditionally non-recourse to BCD;

(v) a site and design development plan for the Project Opportunity, as soon as available;

(vi) an estimated Project completion schedule, which shall include a schedule that shows the anticipated timing and sequence of all matters relating to the Project, and which shall include (to the extent applicable) the estimated completion dates for the various phases of the development of the Project;

(vii) a status report of all building permits and other entitlements required to develop the Project and construct the Improvements, and the time frame within which all such permits and entitlements are expected to be obtained;

(viii) a marketing plan for the leasing and/or sale of units in the Project; and

(ix) any other information reasonably requested by BCD.

(e) Final Approval. BCD shall notify Comstock in writing, within thirty (30) days following receipt of the Due Diligence Information (the “Final Approval Deadline”), whether it desires to invest in the Project Opportunity (“Final Approval Notice”). If BCD shall not send its Final Approval Notice within such time period, then for a period of seventy-five (75) days after the Final Approval Deadline, any Comstock Party shall be permitted to invest in the Project Opportunity or offer the Project Opportunity to other parties. If an investment in such Project Opportunity is not consummated by a Comstock Party within such seventy-five (75) day period, no Comstock Party may thereafter invest in the Project Opportunity or offer the Project Opportunity to other parties without again complying with the provisions of this Section 2.

(f) Formation of Special Purpose Limited Liability Companies. Promptly following delivery by BCD to Comstock of a Final Approval Notice, BCD and Comstock shall cooperate with each other in good faith in forming a Project-specific limited liability company (a “Project LLC”). For each Project LLC that is formed, BCD (or any Affiliate of BCD reasonably acceptable to Comstock) and Comstock (or any other Comstock Party reasonably acceptable to BCD) will enter into a limited liability company agreement (each a “Project LLC Agreement”) taking into consideration the timing requirements imposed by customary feasibility periods of a pending contract subject to a Final Approval Notice.

3. Other Agreements.

(a) Investment Committee Meetings. Comstock represents and warrants to BCD that Comstock and/or one or more other Comstock Parties maintain, and at all times prior to the Expiration Date will continue to maintain, one or more investment committees that review all corporate opportunities (including without limitation Project Opportunities) identified for investment or other participation by any Comstock Party (including without limitation all letters of intent, term sheets, commitment letters, confidentiality agreements, non-disclosure agreements and the like that are delivered to or received by any Comstock Party (each, a “Letter of Intent”)) on a monthly or more frequent basis. Until the Expiration Date, Comstock shall provide written notice to BCD at least five (5) business days in advance of the time, place and proposed agenda for, any meeting of any investment committee of a Comstock Party, and BCD shall have the right to designate a representative to attend either in person or telephonically and monitor each such meeting as an observer thereof. In addition, Comstock shall provide BCD with a written report no less frequently than monthly describing all Project Opportunities considered at any such meeting of an investment committee of any Comstock Party since the last such report was delivered to BCD.

(b) Draft Letters of Intent. In addition to its obligations under Section 3(a) above, Comstock shall provide BCD the opportunity to review, and to be included on communications related to, any draft Letter of Intent regarding any potential Project Opportunity; provided, however, that Comstock and BCD shall, before any such Letter of Intent or communications are provided by Comstock to BCD, enter into a written agreement containing commercially reasonable protections and assurances regarding non-circumvention. For the avoidance of doubt, if no such written agreement is entered into pursuant to this Section 3(b), then Comstock must comply with its obligations under this Agreement with respect to the potential Project Opportunity that is the subject of such Letter of Intent.

(c) Non-Competes. Comstock shall maintain in full force and effect and shall enforce its rights under the (i) Employment and Confidentiality and Non-Competition Agreement dated December 17, 2004 by and between Comstock and Gregory V. Benson; (ii) Employment and Confidentiality and Non-Competition Agreement dated December 17, 2004 by and between Comstock and Christopher Clemente; and (iii) Employment and Confidentiality and Non-Competition Agreement dated August 17, 2010 by and between Comstock and Joseph Squeri (each foregoing individual, an “Executive” and each foregoing agreement, a “Non-Compete”). Until the Expiration Date, Comstock shall not modify any Non-Compete in a manner that would adversely affect BCD’s rights under this Agreement.

(d) Corporate Opportunities.

(i) Duty of Board with respect to Corporate Opportunities. Comstock represents and warrants that it is a publicly traded company organized in accordance with Delaware law and that it maintains, and at all times during the term of this Agreement will maintain, an independent Board of Directors (the “Board”) responsible for maintaining the proper corporate governance of Comstock, including but not limited to reviewing and determining whether a transaction contemplated by an Executive, if undertaken by such Executive, would violate applicable law, including without limitation the corporate opportunity doctrine under Delaware law (each, a “Corporate Opportunity”).

(ii) Notice to BCD of Corporate Opportunities. Immediately upon the Board receiving notice from an Executive of a Corporate Opportunity, Comstock shall provide written notice to BCD of such Corporate Opportunity, which shall include the name of such Executive and the location and a description of the Corporate Opportunity.

(iii) Comstock Pursuit of Corporate Opportunities. If the Board considers a Corporate Opportunity presented by an Executive and determines it is in the best interests of Comstock to undertake such Corporate Opportunity, and such Corporate Opportunity is also a Project Opportunity under this Agreement, then Comstock shall comply with Section 2 of this Agreement with respect to such Corporate Opportunity; provided that the following Corporate Opportunities shall be deemed not to be Project Opportunities under this Agreement:

(1) Any transaction of an Executive related to the real property owned or leased by such Executive as of the effective date of this Agreement or as may thereafter be owned or leased by such Executive as more particularly described on Schedule A attached hereto (collectively, the “Exempt Projects”), or

(2) Any transaction of an Executive other than a for-sale residential or for-rent multi-family project in the Washington DC metropolitan statistical area.

(iv) Comstock Rejection of Corporate Opportunities. If the Board considers a Corporate Opportunity presented by an Executive and determines it is not in the best interests of Comstock to undertake such Corporate Opportunity, such Executive shall thereafter be entitled to undertake such Corporate Opportunity and such Corporate Opportunity shall be deemed not to be a Project Opportunity subject to the terms and conditions of this Agreement.

(v) No Additional Rights. Nothing herein shall be deemed to grant BCD (i) rights as a third party beneficiary to any contractual arrangement or transaction entered into by an Executive that may be a Project Opportunity, or (ii) rights and remedies, at law or in equity, against an Executive.

4. Confidentiality.

(a) Confidential Information. As used in this Agreement, the term “Confidential Information” means the following information provided or disclosed by one party to this Agreement (the “Disclosing Party”) to the other party to this Agreement (the “Receiving Party”): (1) this Agreement; (2) project investment presentation plans delivered pursuant to Section 2(a); (3) Investment Offers; (4) the Due Diligence Information; (5) information received in connection with BCD’s right to observe Comstock Party investment committee meetings and receive reports describing Project Opportunities considered at any Comstock Party investment committee meeting pursuant to Section 3(a); (6) letters of intent, term sheets, commitment letters, confidentiality agreements, non-disclosure agreements and the like related to any Project Opportunity; (7) Preliminary Project Budgets and Final Development Budgets; (8) financial and operational information; (9) accounting, finance, or tax information; and (10) all other non-public information relating to the Disclosing Party’s business or operations; provided that Confidential Information shall not include information that is (i) publicly available or later becomes available other than through a breach of this Agreement, (ii) known to the Receiving Party or its employees, agents, or representatives prior to such disclosure or is independently developed by the Receiving Party or its employees, agents, or representatives subsequent to such disclosure, (iii) subsequently lawfully obtained by the Receiving Party or its employees, agents, or representatives from a third party without obligations of confidentiality, or (iv) disclosed pursuant to applicable law (including reporting requirements applicable to public companies).

(b) Non-Disclosure. The Receiving Party may use the Confidential Information of the Disclosing Party solely for the purpose of performing its obligations hereunder, and not for any other purpose. The Receiving Party will hold the Disclosing Party’s Confidential Information in strict confidence and will exercise the same degree of care and protection with respect to the Disclosing Party’s Confidential Information that it exercises with respect to its own Confidential Information, but in no event less than a reasonable standard of care. The Receiving Party may not, directly or indirectly, disclose, copy, distribute, republish, or allow any third party to have access to any Confidential Information of the Disclosing Party. Notwithstanding the foregoing, (i) the Receiving Party may disclose such Confidential Information to its employees, agents, and representatives whose duties require such disclosure; provided that such employees, agents, or representatives are informed of this Agreement in writing and agree to be bound by the terms hereof, and the Receiving Party uses its best efforts to cause such employees, agents and representatives to observe the terms of this Agreement, and (ii) subject to Section 4(d), the Receiving Party may disclose Confidential Information to the extent required by applicable laws or regulations or as ordered by a court or other regulatory body having competent jurisdiction.

(c) Return of Confidential Information. Upon the Termination Date, the Receiving Party will promptly return or destroy (at Disclosing Party’s direction) the Disclosing Party’s Confidential Information and provide certification to the Disclosing Party of the disposition of all such Confidential Information; provided, however, that the Receiving Party may retain (i) any analyses, compilations, studies, or other documents prepared by the Receiving Party or its employees, agents, or representatives based on, containing, or reflecting any Confidential Information, which documents shall continue to be held by the Receiving Party in confidence in accordance with the terms of this Agreement; (ii) any copies of Confidential Information the Receiving Party is required by law or any regulatory authority to retain; and (iii) any archival copies of Confidential Information made for backup purposes, which copies shall be destroyed in the ordinary course of business in accordance with the Receiving Party’s document retention policy. The obligation of confidentiality owed by the Receiving Party to the Disclosing Party will continue until the earlier of (x) the expiration or termination of the Disclosing Party’s confidentiality obligations to a third party, if any; and (y) the first anniversary of the Termination Date.

(d) Notification of Obligation. If the Receiving Party becomes aware of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party, the Receiving Party must promptly and fully notify the Disclosing Party of all facts known to it concerning such unauthorized use or disclosure. In addition, if the Receiving Party or any of its employees, agents, or representatives is required (by interrogatories, requests for information or documents in legal proceedings, subpoena, or other similar process) to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party must provide the Disclosing Party prompt written notice of any such request or requirement so that the Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. Notwithstanding the foregoing, the Receiving Party must exercise its best efforts to preserve the confidentiality of the Disclosing Party’s Confidential Information, including by cooperating with the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Disclosing Party’s Confidential Information by the applicable tribunal.

(e) Remedies for Disclosure. Each party acknowledges that Confidential Information is unique and valuable, and its unauthorized disclosure will result in irreparable injury to the Disclosing Party for which monetary damages alone would not be an adequate remedy. Therefore, the Receiving Party agrees that, in the event of a breach or a threatened breach of confidentiality, the Disclosing Party will be entitled to specific performance and injunctive or equitable relief as a remedy for any such breach or anticipated breach without the necessity of posting a bond. Any such relief will be in addition to, and not in lieu of, any appropriate relief in the way of monetary damages.

5. Non-Circumvention.

(a) Generally. During the term of the Agreement and for one year thereafter, BCD shall not pursue any Project Opportunity (i) for which Comstock provided BCD Project Opportunity Information pursuant to Section 2(a)(iii) and an Investment Offer pursuant to Section 2(b) and (ii) which relates to an investment opportunity that BCD was not independently, or together with a third party, pursuing prior to the date Comstock provided such Investment Offer to BCD.

(b) Prior Pursuit. BCD shall deliver to Comstock, within five (5) business days following receipt of any Investment Offer with respect to any Project Opportunity that BCD is independently, or together with a third party, pursuing, written notice of such prior pursuit (each, a “Prior Pursuit Notice”). BCD shall have no further obligations to Comstock pursuant to this Agreement with respect to any Project Opportunity with respect to which a Prior Pursuit Notice was given.

(c) Exceptions. The restrictions set forth in Sections 4 and 5 shall not apply to any Project Opportunity, and BCD shall be free to pursue any investment opportunity, (i) with respect to which the applicable rights of Comstock to pursue such Project Opportunity have been expired or terminated for at least thirty (30) days or (ii) which Comstock has not pursued within six (6) months following the date that such Project Opportunity was first presented to Comstock.

6. Publicity. Comstock and BCD shall consult with each other on all press releases and other public statements relating to their entering into this Agreement or any Project LLC Agreement, and neither party shall issue any press release or other public statement relating to this Agreement or any Project LLC Agreement without the prior written approval of the other party, except for any press release or other public statement required under applicable law (including reporting requirements applicable to public companies), in which case the issuing party, if practicable under the circumstances, shall provide the other party with a reasonable opportunity to review and comment upon any such statement prior to its issuance.

7. Term and Termination. This Agreement shall be effective on the date first written above and terminate upon the earlier of the Expiration Date or thirty days following Comstock’s receipt of a written notice from BCD electing to terminate this Agreement, which notice may be sent with or without cause and at any time from and after the first anniversary of this Agreement.

8. Remedies. Comstock and BCD agree that it would be extremely difficult to accurately ascertain the amount of actual damages caused by (i) Comstock entering into a Project Opportunity Transaction without first complying with Section 2 of this Agreement or (ii) BCD pursuing a Project Opportunity in violation of Section 5(a) of this Agreement. Therefore, Comstock and BCD agree that in the event of a material breach of Section 2 or Section 5(a) of this Agreement, the defaulting party shall pay to the non-defaulting party, as liquidated damages, One Million Dollars ($1,000,000) for each such breach. Comstock and BCD further agree that this liquidated damages provision represents reasonable compensation for the loss that would be incurred due to such breach. Nothing in this section is intended to limit any party’s right to obtain injunctive and other relief as may be appropriate. Comstock and BCD agree that, in any action to enforce this Agreement, the prevailing party shall be entitled to recover its costs of suit including reasonable attorneys’ fees, in addition to any other relief to which the prevailing party may be entitled.

9. Miscellaneous Provisions.

9.1 Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Delaware (without reference to the choice of law provisions thereof). The parties irrevocably agree that the federal and state courts located within the Commonwealth of Virginia shall have exclusive jurisdiction to hear, adjudicate and/or settle any dispute which may arise out of or in connection with this Agreement.

9.2 Notices. Any and all notices, consents, offers, elections, and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier), at the appropriate address listed below.

If to BCD:

BridgeCom Development I, LLC

c/o SunBridge Manager, LLC

5425 Wisconsin Avenue, Suite 701

Chevy Chase, MD 20815

Attn: Timothy B. Peterson

Copy to:

Arent Fox LLP

1050 Connecticut Ave., NW

Washington, DC 20036

Attn: Jay L. Halpern, Esq.

If to Comstock:

Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, 4th Floor

Reston, VA 20190

Attn: Christopher Clemente, CEO

Copy to:

Comstock Homebuilding Companies, Inc.

11465 Sunset Hills Road, 4th Floor

Reston, VA 20190

Attn: Jubal Thompson, General Counsel

The addresses and parties set forth above may be changed from time to time by any party by notice to the other in accordance with this Section 9.2. For purposes of this Agreement, notices shall be effective upon receipt or refusal thereof.

9.3 Severability. If fulfillment of any provision of this Agreement, or performance of any transaction related hereto, at the time such fulfillment or performance shall be due, shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would prospectively operate to invalidate this

Agreement in whole or in part, then such clause or provision only shall be held ineffective, as though not herein contained, and the remainder of this Agreement shall remain operative and in full force and effect.

9.4 Binding Provisions. The recitals and definitions set forth in this Agreement are incorporated herein and hereby made a part of this Agreement and the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

9.5 Amendment and Modification. This Agreement may be amended, modified, or supplemented only by written agreement of both of the parties hereto.

9.6 Waiver. The waiver by any party hereto of a breach of any provisions contained herein shall be in writing, signed by the waiving party, and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself. The rights and remedies of the parties to this Agreement, in general or under any specific section, subsection or clause hereof shall be cumulative and in addition to any and all other remedies which they may have elsewhere under this Agreement or at law or equity, whether or not such section, subsection or clause expressly so states.

9.7 Headings. The headings are used herein for convenience of reference only, and shall not be deemed to vary the content of the agreement.

9.8 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of each party or that the signatures of the persons required to bind any party, appear on one or more such counterparts. All counterparts shall collectively constitute a single agreement. Counterpart signature pages exchanged by facsimile transmission may be used as if they were original signature pages.

9.9 Assignment. This Agreement may not be assigned or otherwise transferred, including as a result of a change of control or an operation of law, by either party to any third party without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Right of First Refusal and First Offer Agreement as of the date first written above.

COMSTOCK HOMEBUILDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Name:	Christopher Clemente
Title:	Chief Executive Officer

BRIDGECOM DEVELOPMENT I, LLC, a Delaware limited liability company

By:	BridgeCom Loans, LLC, a Delaware limited liability company, its Managing Member

	By:	SunBridge Manager, LLC, a Delaware limited liability company, its Managing Member

		By:	/s/ Charles A. Ledsinger, Jr.
Charles A. Ledsinger, Jr. President

Schedule A

Exempt Projects

1. Comstock Partners, L.C and its affiliated companies’ development of Reston Station, as more fully described in Fairfax County rezoning approval: RZ# 2009-HM-019 and any real property that is contiguous to such Exempt Project, provided however, roadways, easements and other rights of way touching such Exempt Project shall be disregarded for determining whether a parcel is contiguous to such Exempt Project.

2. Comstock Partners, L.C. and its affiliated companies’ development of Loudon Station, as more fully described in Loudoun County rezoning approval: ZMAP 2002-0005 and any real property that is contiguous to such Exempt Project, provided however, roadways, easements and other rights of way touching such Exempt Project shall be disregarded for determining whether a parcel is contiguous to such Exempt Project.

3. Real property owned by any Executive, or any privately held company of any Executive.